EXHIBIT 10.38

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PERSONAL DELIVERY

August, 8, 2011

Kristine Tatsutani

Dear Kristine:

It is my pleasure to confirm your compensation adjustments that have been approved by the Compensation Committee after the survey project completed by Compensia. Effective July 1, 2011 your base salary will be $250,000 per year, and your bonus at plan will be 45% of your base. In addition, the Committee approved an incremental 50,000 shares of stock options. You have made a tremendous difference already to professionalism and cohesiveness of the leadership team.

These are exciting times at ZELTIQ, and I certainly look forward to the consummation of Project Daisy this fall. Thanks for your effort, output, and leadership in the process thus far. We look forward to having you participate in the road show. And how’s this for a “welcome back from vacation”?

Sincerely,

/s/ Gordie
Gordie

cc:	HR file